Exhibit 10.6

Execution Version

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 11, 2020, by and between Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), and Cano America, LLC, a Florida limited liability company (the “Supporting Seller Unitholder”). Each of JAWS and the Supporting Seller Unitholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, JAWS, Jaws Merger Sub, LLC, a Delaware limited liability company, Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), are concurrently entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Supporting Seller Unitholder is the record and beneficial owner of the number and type of Equity Securities of the Seller set forth on Schedule A hereto (together with any other units or other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Seller Units”);

WHEREAS, in consideration for the benefits to be received by the Supporting Seller Unitholder under the terms of the Business Combination Agreement and as a material inducement to JAWS agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Supporting Seller Unitholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that JAWS would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Supporting Seller Unitholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Supporting Seller Unitholder shall duly execute and deliver to the Seller and JAWS the Seller Unitholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.12(b) (Transaction Support Agreements; Seller Unitholder Approval; Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Supporting Seller Unitholder shall vote (or cause to be voted) the Subject Seller Units against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Seller’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 7.1 or 7.2 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of JAWS, the Supporting Seller Unitholder hereby irrevocably appoints JAWS or any individual designated by JAWS as the Supporting Seller Unitholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Supporting Seller Unitholder, to attend on behalf of the Supporting Seller Unitholder any meeting of the Seller Unitholders with respect to the matters described in Section 1(a), to include the Subject Seller Units in any computation for purposes of establishing a quorum at any such meeting of the Seller Unitholders, to vote (or cause to be voted) the Subject Seller Units or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Seller Unitholders or any action by written consent by the Seller Unitholders (including the Seller Unitholder Written Consent), in each case, in the event that the Supporting Seller Unitholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for JAWS entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Supporting Seller Unitholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Supporting Seller Unitholder and shall revoke any and all prior proxies granted by the Supporting Seller Unitholder with respect to the Subject Seller Units. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Seller Units and a vote or consent by the Supporting Seller Unitholder of the Subject Seller Units (or any other Person with the power to vote the Subject Seller Units) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Supporting Seller Unitholder may vote the Subject Seller Units on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2. Other Covenants and Agreements.

(a) The Supporting Seller Unitholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto, and (ii) the first sentence of Section 5.5(a) (Exclusive Dealing) and Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Seller, as if the Supporting Seller Unitholder is directly party thereto.

(b) The Supporting Seller Unitholder acknowledges and agrees that JAWS is entering into the Business Combination Agreement in reliance upon the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Supporting Seller Unitholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement JAWS would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Supporting Seller Unitholder Representations and Warranties. The Supporting Seller Unitholder represents and warrants to JAWS as follows:

(a) The Supporting Seller Unitholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Supporting Seller Unitholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Supporting Seller Unitholder. This Agreement has been duly and validly executed and delivered by the Supporting Seller Unitholder and constitutes a valid, legal and binding agreement of the Supporting Seller Unitholder (assuming that this Agreement is duly authorized, executed and delivered by JAWS), enforceable against the Supporting Seller Unitholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Seller Unitholder with respect to the Supporting Seller Unitholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Supporting Seller Unitholder, the performance by the Supporting Seller Unitholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Supporting Seller Unitholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Supporting Seller Unitholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Supporting Seller Unitholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Seller Units, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Supporting Seller Unitholder is the record and beneficial owner of the Subject Seller Units and has valid, good and marketable title to the Subject Seller Units, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Fourth Amended and Restated Limited Liability Company Agreement of the Seller (the “Seller LLC Agreement”)). Except for the Equity Securities of the Seller set forth on Schedule A hereto, together with any other Equity Securities of the Seller that the Supporting Seller Unitholder acquires record or beneficial ownership after the date hereof, the Supporting Seller Unitholder does not own, beneficially or of record, any Equity Securities of the Seller or any Group Company. Except as otherwise expressly contemplated by the Seller LLC Agreement, the

Supporting Seller Unitholder does not have the right to acquire any Equity Securities of the Seller or any Group Company. The Supporting Seller Unitholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Seller Units and, except for this Agreement, the Business Combination Agreement and the Seller LLC Agreement, the Supporting Seller Unitholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer any of the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Seller Units.

(f) There is no Proceeding pending or, to the Supporting Seller Unitholder’s knowledge, threatened against the Supporting Seller Unitholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Supporting Seller Unitholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Jaws Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Jaws Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Supporting Seller Unitholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Jaws Party (including, for the avoidance of doubt, none of the representations or warranties of any Jaws Party set forth in the Business Combination Agreement or any other Ancillary Document), any Jaws Non-Party Affiliate or any other Person, either express or implied, and the Supporting Seller Unitholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Jaws Parties, any Jaws Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of JAWS (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Supporting Seller Unitholder agrees not to (a) Transfer any of the Subject Seller Units, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Supporting Seller Unitholder to Transfer the Subject Seller Units or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Seller Units, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(a)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(a)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(a)(ii) (solely to the extent that it relates to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Seller, the Company or any Company Non-Party Affiliate (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate, and (b) none of the Seler, the Company, any Company Non-Party Affiliates (other than the Supporting Seller Unitholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Jaws Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to JAWS, to:

JAWS Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Attention: Joe Dowling

E-mail:      jdowling@namllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Michael P. Brueck, P.C.

                         David L. Perechocky

E-mail:             michael.brueck@kirkland.com

                         david.perechocky@kirkland.com

If to the Supporting Seller Unitholder, to:

Cano America, LLC

680 N. University Drive

Pembroke Pines, Florida 33024

Attention: Marlow Hernandez

E-mail:     Marlow.Hernandez@canohealth.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Supporting Seller Unitholder and JAWS. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Supporting Seller Unitholder without JAWS’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. Miscellaneous. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

JAWS ACQUISITION CORP.

By:	/s/ Joseph Dowling
Name:	Joseph Dowling
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

CANO AMERICA, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Units	Number of Units
Class A-2 Units	2,406,222